           AGREEMENT SPECIFYING OBLIGATIONS OF, AND LIMITING LIABILITY
                             AND RECOURSE TO, NEXTEL

                  This AGREEMENT SPECIFYING OBLIGATIONS OF, AND LIMITING LIABILITY AND RECOURSE TO NEXTEL (this "Agreement"), dated as of January 29, 1999, is by and among Nextel Communications, Inc., a Delaware corporation ("Nextel"), Nextel Partners, Inc., a Delaware corporation (the "Company"), and Nextel Partners Operating Corp., a Delaware corporation ("Opco").

                                    RECITALS

                  A. Nextel, through its subsidiaries, operates digital networks for wireless communications services utilizing the integrated Dispatch Enhanced Network ("iDEN") technology developed by Motorola, Inc. ("Motorola") in various markets throughout the United States. Nextel desires to enhance its ability to provide its customers with greater geographic coverage that is consistent with its existing service, operations, and objectives, through the medium of a contractual joint venture with the Company (the "Joint Venture").

                  B. Nextel, through its subsidiary, Nextel WIP Corp., a Delaware corporation ("NWIP"), has agreed to provide certain assets and rights to the Company and its wholly-owned subsidiary, Opco, and certain other investors have agreed to capitalize the Company, to enable the Company and Opco to construct and operate a digital mobile network using Motorola's iDEN technology to offer and provide wireless telecommunications services to customers in areas of the United States that would otherwise remain without such iDEN-based services for the foreseeable future.

                  C. As a condition to providing NWIP with the frequencies and other rights necessary to make its contribution to the Company, and as a condition to providing NWIP with the rights to enable it to enter into the agreements with the Company that will integrate the Company's network with the Nextel digital mobile network for wireless telecommunications services using Motorola's iDEN technology, Nextel requires that the Company and those investing in the Company recognize and agree to a limit on the maximum, aggregate potential liability of Nextel and all of its controlled affiliates, other than NWIP (Nextel and its controlled affiliates, whether now existing or hereafter created or acquired, other than NWIP and the Applicable Entity, if any, the "Nextel Group"), that arise, result from or are in any way connected with, the organization, financing, operation of, provision of goods or services to or by the Company, or other matters as provided for or contemplated in any of the Transaction Documents (defined below) or any other arrangement or relationship, contractual or otherwise, as amended and in effect from time to time, among or involving the Company, NWIP or any member of the Nextel Group.

                                    AGREEMENT

                  NOW, THEREFORE, to induce Nextel to make available to NWIP the frequencies and other rights to enable NWIP to participate in the organization, capitalization, ongoing operation of the Company and Opco, and other matters contemplated by the Transaction Documents, and to induce the Company to enter into the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nextel (on behalf of itself and the other members of the Nextel Group) and the Company and Opco (each on its own behalf, and on behalf of its controlled affiliates) agree:

                  1. Nextel Group to Give NWIP Rights to Perform, etc. (a) On the terms and subject to the limitations and conditions set forth in this Agreement, Nextel shall or shall cause the other members of the Nextel Group to:

                  (i) provide NWIP with the necessary frequencies and rights to enable NWIP to perform such obligations as it is required to perform under the documents that are identified on Exhibit A (each, as amended and in effect from time to time, and, collectively, the "Transaction Documents"); and

                  (ii) take whatever action is reasonable and necessary to cause NWIP to perform its obligations under the Transaction Documents.

                  (b) Notwithstanding anything else set forth in this Agreement, Nextel acknowledges that, subject to the limitations set forth in Sections 4 and 5, the Company and its controlled affiliates have the right to recover from Nextel for any liability owed to the Company, Opco or their controlled affiliates by NWIP or any member of the Nextel Group for the failure of NWIP or such member of the Nextel Group to perform any obligations it may have under the Transaction Documents.

                  (c) Without limiting Nextel's own obligations under Section 2, the parties hereto agree that neither Nextel nor any other member of the Nextel Group shall have any obligations to advance or otherwise contribute any funds to NWIP to enable NWIP to perform its obligations under any of the Transaction Documents, nor to expend any funds (or incur any liability) to finance or assist in the financing of such obligations of NWIP.

                  2. Additional Nextel Obligations. Without regard to the limitations of Sections 4 and 5, until the closing of a Section 3.08 Sale (as defined in the Shareholders Agreement) and, as to the obligations referenced in Subsections (a), (b), and (c) below, in those circumstances where Section 4.01(j) of the Shareholder's Agreement would be applicable:

                  (a) (i) Nextel will register "Nextel Securities" pursuant to, and each of the Company and Nextel will otherwise comply with, the provisions relating to registration of "Nextel Securities" as contemplated by, Section 6.13 of the Shareholders' Agreement identified on Exhibit A (but this clause (i) does not extend to "Nextel Shares" under Section 7.05 of the Shareholders' Agreement); and (ii) if NWIP elects to deliver "Nextel Shares" as contemplated by

Section 7.05 of the Shareholders' Agreement, comply with Section 7.05(d) of the Shareholders Agreement.

                  (b) If NWIP is required under the Shareholders' Agreement, the Joint Venture Agreement or the Restated Certificate of Incorporation of the Company to acquire the equity interests of other stockholders of the Company, Nextel will, or will cause NWIP to, perform those obligations without regard to the limitations of Sections 4 and 5 (provided, however Nextel may satisfy those obligations by delivering freely tradeable "Nextel Shares" as provided in the Shareholders' Agreement, Joint Venture Agreement or Restated Certificate of Incorporation, as the case may be). Nextel agrees that those of the shareholders of the Company who are signatory parties to the Shareholders' Agreement and the Custodial Agreement from time to time are third party beneficiaries of Nextel's obligations under this Section 2(b).

                  (c) The obligations of Nextel hereunder will continue to be effective (or shall be reinstated), subject to the terms, conditions and limitations set forth herein, if at any time the obligations of NWIP under the Transaction Documents, including, without limitation, the obligation to acquire the equity interests of the Company, are stayed, rescinded or otherwise discharged as a result of the bankruptcy, insolvency or reorganization of NWIP. Furthermore, for purposes of this Agreement, including Nextel's agreement in
Section 1(b), Nextel's own obligations, and the rights of the Company and its controlled affiliates to recover from Nextel for obligations and liabilities owed by NWIP, as the case may be, shall not be suspended or otherwise diminished by the bankruptcy, insolvency or reorganization of NWIP or any other circumstances relating to NWIP that could purport to render such obligations or liabilities unenforceable against NWIP (such as, the fact that such obligation or liability is asserted to be ultra vires on NWIP's part), provided, however, it is expressly agreed that circumstances relating to the nature of the obligation or liability rather than to NWIP (such as, non-performance by another party entitling NWIP or Nextel not to perform its obligations) shall continue to be applicable in determining the existence and scope of such obligation or liability.

                  (d) Nextel will:

                  (i) own, directly or indirectly, free and clear of any lien, pledge, encumbrance, charge or other security interest or right of others therein (except such as may exist under or be granted pursuant to any of the Transaction Documents), all the outstanding capital stock of NWIP or such entity that owns the equity interests of the Company originally held by NWIP (NWIP or such entity being referred to herein as the "Applicable Entity");

                  (ii) cause NWIP or such other Applicable Entity not to (except, in each case, as contemplated by or permitted pursuant to the Transaction Documents) (A) pledge or otherwise encumber its assets for the benefit of Nextel or any other person, (B) establish a subsidiary of NWIP or an Applicable Entity (other than License Co. (as defined in the Shareholders Agreement)), or commingle its assets with those of Nextel or any other person, (C) assume or guarantee the liabilities or obligations of Nextel or any other person, (D) acquire obligations or securities of, or make loans or advances to, Nextel or any of its other affiliates, (E) incur any indebtedness, liabilities or obligations other than obligations to the Company and its affiliates under the Transaction Documents and obligations to Nextel and other members of the Nextel Group pursuant to the agreements identified in subparagraph (F)(2) below, or pursuant to any agreements referred to in subparagraph (F)(3) below, or (F) enter into any agreement, arrangement or transaction with any affiliate other than (1) the Transaction Documents and the transactions required thereunder and (2) an agreement with members of the Nextel Group in the form attached as Exhibit B hereto (the "NWIP Rights Agreement"), an agreement with members of the Nextel Group in the form of Exhibit C hereto (the "ALLTA":), and an agreement with Nextel in the form of Exhibit D hereto (the "Trademark Rights Agreement") and (3) any other agreement between NWIP and Nextel and/or its affiliates that is consented to by the Company; and

                  (iii) cause NWIP or such other Applicable Entity not to
         (A) conduct any business other than exercising its rights and performing its obligations under the Transaction Documents and activities incidental thereto or (B) own or have any interest in any properties or assets other than (1) capital stock, debt or other securities of the Company or any of its subsidiaries and (2) the assets and rights assigned to NWIP under the NWIP Rights Agreement and
         (3) any assets and rights held or acquired by, or granted to NWIP or such Applicable Entity under any Transaction Documents or other agreement between the Company and/or any of its subsidiaries and NWIP or such Applicable Entity.

                  3. Specific Performance and Other Equitable Relief. (a) The rights and obligations of the parties enumerated in Section 1(a)(i) and (ii), and Section 2 are so unique and fundamental to their bargain that, in the event of non-performance, it is agreed that the appropriate remedy is injunctive or other equitable relief. With respect to these obligations, the parties agree that damages alone are an inadequate remedy, because not all damages will be ascertainable with any reasonable degree of certainty, and because the essence of the parties' bargain is for performance of these obligations. With respect to these obligations, the complex interrelationship of the elements of the Joint Venture is such that only performance (coupled with such other relief, including, without limitation, money damages, as any court, arbitration panel, or other appropriate tribunal may deem appropriate) can restore the benefit of the bargain to the non-breaching party. The parties stipulate that, in the event of a dispute over Section 1(a)(i) and (ii) or Section 2, neither party will urge, argue or claim that damages alone are an adequate remedy or should be the preferred remedy if the tribunal should determine that non-performance has occurred.

                  (b) Where the non-breaching party cannot be fully restored to the position it would have enjoyed in the event of timely performance of the obligation to which an order of specific performance relates without additional relief, including (subject to the other provisions of this Agreement) monetary compensation, this subsection shall not preclude the award of such supplemental relief in addition to (but, in any event, not in lieu of) specific performance.

                  (c) This Section is not intended to limit judicial or arbitrator discretion in ordering specific performance with respect to other obligations of the parties where such a remedy is determined by the tribunal to be appropriate in the circumstances.

                  4. Limited Monetary Recourse Against Nextel. (a) The maximum cumulative, aggregate monetary liability of Nextel and any other members of the Nextel Group for any and all actual or alleged claims or causes of action that arise, result from or are in any way connected with the organization, financing, operation of, provision of goods or services to or by the Company or Opco or their controlled affiliates, or other matters provided for or contemplated in any of the Transaction Documents or any other arrangement or relationship, contractual or otherwise, as amended and in effect from time to time, among or involving the Company, Opco or their controlled affiliates and NWIP or any member of the Nextel Group, whether brought by the Company or Opco, or any of their controlled affiliates or by others derivatively or otherwise on behalf of any of them, is limited as provided in Section 4(b).

                  (b) Except as provided in Section 2 and except with respect to obligations arising out of an event described in clauses (i) through (vi) below, recourse for money damages against Nextel and the other members of the Nextel Group for any and all actual or alleged claims or causes of action that arise, result from or are in any way connected with the organization, financing, operation of, provision of goods or services to or by the Company, Opco, or any of their controlled affiliates, or other matters provided for or contemplated in any of the Transaction Documents or any other arrangement or relationship, contractual or otherwise, as amended and in effect from time to time, among or involving the Company, Opco, or any of their controlled affiliates, and NWIP or any member of the Nextel Group, whether brought by the Company, Opco, or any of their controlled affiliates or by others derivatively or otherwise on behalf of any of them (including, without limitation, actual or alleged claims that may be based on, arise or result from, or are in any way connected with, any actual or alleged failure by NWIP to perform its obligations under any of the Transaction Documents due in whole or in part to NWIP's lack of, or inability to access, sufficient funds or financing), is limited to a cumulative, aggregate maximum of $200 million. Such $200 million will be reduced, dollar for dollar, by the cumulative, aggregate amount that Nextel and the other members of the Nextel Group have advanced, expended or otherwise provided to or for the benefit of NWIP on or after May 2, 1998, to enable NWIP to perform its obligations under any of the Transaction Documents (each a "Section 4 Contribution"), except that Nextel and the other members of the Nextel Group will not be deemed to have made a Section 4 Contribution to the extent that Nextel or another member of the Nextel Group (i) makes a contribution to the Company on the date hereof or at any subsequent time in exchange for equity securities of the Company;
(ii) receives from the Company or its controlled affiliates goods, services, assets or other consideration that have a value not less than the amount paid to or otherwise transferred by Nextel or the other members of the Nextel Group to the Company or such controlled affiliates or for which Nextel or another member of the Nextel Group pays the consideration specified therefor in the Transaction Documents; (iii) receives consideration from the Company or its controlled affiliates in exchange for the provision of goods, services, assets or other consideration, that is not less than the cost to Nextel or another member of the Nextel Group of providing such goods, services, assets or other consideration or that is otherwise in the amount specified therefor in the Transaction Documents; (iv) pays damages up to net amounts due for services received by NWIP or by a member of the Nextel Group from Opco under the Switch Sharing Agreement or the Roaming Agreement (each as identified on Exhibit A, and as amended and in effect from time to time); (v) provides equipment, resources or subsidy payments pursuant to Section 7.03 or Section 7.04 of the Shareholders' Agreement; (vi) pays amounts under Section 4.18 of the Joint Venture Agreement;

or pays monetary damages, if any, for a breach of the obligation by NWIP or a member of the Nextel Group to deliver frequencies when required under Section 4.1D of the Joint Venture Agreement.

                  (c) The parties acknowledge that, assuming the Transaction Documents are consummated in accordance with their respective terms and conditions, Nextel and the other members of the Nextel Group have not made any
Section 4 Contributions as of the date hereof. Nextel or NWIP may submit a report from time to time as it deems appropriate or advisable, and, in any event, will submit a report annually, or after such time that the Nextel Group believes it has made Section 4 Contributions exceeding $20 million in any calendar year, each of which reports will set forth a reasonably itemized list of all Section 4 Contributions made in the period from (i) the date hereof through the date immediately preceding such report (in the case of the first such report) and (ii) the cut-off date for the most recently submitted report through a date immediately preceding such report (in the case of each subsequent report).

                  (d) Nothing in this Agreement shall in any manner limit, restrict or otherwise affect the Company's ability to make direct claims against and recover monetary damages or other equitable relief directly from NWIP in accordance with the standards and procedures set forth in the Joint Venture Agreement.

                  5. Dispute Resolution. Any dispute between the parties arising out of or in connection with this Agreement will be resolved under the dispute resolution procedures set forth in the Joint Venture Agreement.

                  6. Subsequent Reimbursement of the Nextel Group. If, at any time and for any reason, the Company, Opco, or any of their controlled affiliates recovers from NWIP, any insurer or any other person, reimbursement or payment in any amount relating to any alleged or actual claim or cause of action for which the Company, Opco, or any of their controlled affiliates has already received payment from any member of the Nextel Group, the Company or Opco will immediately pay to Nextel an amount equal to such duplicate payment received with respect to such claim or cause of action, and the amount of any such payment made to Nextel will then reduce the aggregate Section 4 Contribution under Section 4 unless such payment is of a type specified in clauses
(i) through (vi) of Section 4(b).

                  7. Nextel Representations. Nextel represents and warrants to the Company that:

                  (a) Nextel is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

                  (b) The execution and delivery by Nextel of this Agreement and the NWIP Rights Agreement and the performance by Nextel of its obligations hereunder and thereunder are within the corporate powers of Nextel and have been duly authorized by all necessary action on the part of Nextel. This Agreement and the NWIP Rights Agreement, when executed, will constitute a valid and binding agreement of Nextel, enforceable in accordance with its respective terms, except (i) as limited by the applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (c) The execution and delivery by Nextel of this Agreement and the NWIP Rights Agreement and the performance by Nextel of its obligations hereunder and thereunder require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official, except as contemplated by the Subscription Agreement.

                  (d) The execution and delivery by Nextel of this Agreement and the NWIP Rights Agreement and the performance by Nextel of its obligations hereunder and thereunder do not and will not (i) violate the organizational documents of Nextel, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Nextel, any other member of the Nextel Group or NWIP, or to a loss of any material benefit to which Nextel, any other member of the Nextel Group or NWIP is entitled under any provision of any agreement or other instrument binding upon Nextel, any other member of the Nextel Group or NWIP or any of its assets or properties, to the extent that any of the foregoing would have a material adverse effect on Nextel or would prevent or otherwise render Nextel unable to perform its obligations hereunder or thereunder or (iv) result in the creation or imposition of any material lien on any property or asset of Nextel, any other member of the Nextel Group, or NWIP to the extent that any of the foregoing would have a material adverse effect on Nextel or would prevent or otherwise render Nextel unable to perform its obligations hereunder or thereunder.

                  8. General. (a) This Agreement (i) is to be governed by, and construed under the laws of the State of New York, without giving effect to its principles of conflicts of laws, (ii) is binding upon the parties and their successors and permitted assigns, (iii) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties with respect to such subject matter, and (iv) can only be amended by a writing executed by the parties.

                  (b) Whenever possible, each provision of this Agreement is to be interpreted to be effective and valid under applicable law, but if any provision of this Agreement is invalid under applicable law, that provision is ineffective to the extent of that invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

                  (c) The section and other headings in this Agreement are for convenience only and do not define or limit any of its terms or affect the meaning or interpretation of this Agreement.

                  (d) Neither the termination nor expiration of any of the Transaction Documents or any other arrangements or relationships, contractual or otherwise, as amended and in effect from time to time, among or involving the Company, Opco, or any of their controlled affiliates, and

NWIP or any member of the Nextel Group will have any effect on this Agreement, which will remain in full force and effect following any such event.

                  (e) Under no circumstances may any party hereto assign or delegate all or any of its rights or obligations under this Agreement, except that the Company and Opco may collaterally assign their rights and interest in this Agreement to senior lenders to the Company or Opco that have granted to members of the Nextel Group the rights described in Section 4.13 of the Joint Venture Agreement (or other rights as Nextel may agree).

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                              NEXTEL COMMUNICATIONS, INC.


                              By: /s/ Thomas J. Sidman
                                 ---------------------------------------
                                  Name:    Thomas J. Sidman
                                  Title:   Vice President


                              NEXTEL PARTNERS, INC.


                              By: /s/ John Chapple
                                 ---------------------------------------
                                  Name:    John Chapple
                                  Title:   President and Chief Executive Officer


                              NEXTEL PARTNERS OPERATING CORP.


                              By: /s/ John Chapple
                                 ---------------------------------------
                                  Name:    John Chapple
                                  Title:   President and Chief Executive Officer